EXHIBIT 99.77C


                    Exhibit 1: Annual Meeting of Shareholders

                                      (77C)

On May 16, 2003, the Fund held its Annual Meeting of Shareholders, at which time the Annual Meeting for the preferred stockholders was adjourned to June 13, 2003. The proposal and voting results were as follows.

PROPOSAL - ELECTION OF DIRECTORS

                                                  PERCENTAGE OF      SHARES WITH      PERCENTAGE OF
                                SHARES VOTED         SHARES           AUTHORITY           SHARES
NAME                                FOR           OUTSTANDING         WITHHELD         OUTSTANDING
---------------------------    --------------    --------------     --------------    --------------

James F. Leary                     24,040,775              85.7%           498,159               1.8%
 (common stock)
Bryan A. Ward                           1,999              99.9%                 1               0.1%
 (preferred stock)